Exhibit 99.1

Financial Institutions, Inc.

NEWS RELEASE	220 Liberty Street
For Immediate Release	Warsaw, NY 14569

FINANCIAL INSTITUTIONS, INC. ANNOUNCES SECOND QUARTER 2018 RESULTS

WARSAW, N.Y., July 26, 2018 – Financial Institutions, Inc. (NASDAQ: FISI), today reported financial and operational results for the second quarter ended June 30, 2018. Financial Institutions, Inc. (the “Company”) is the parent company of Five Star Bank (the “Bank”), Scott Danahy Naylon, LLC (“SDN”), Courier Capital, LLC (“Courier Capital”) and HNP Capital, LLC (“HNP Capital”).

Net income for the quarter was $12.2 million, 95% higher than $6.2 million in the second quarter of 2017. After preferred dividends, net income available to common shareholders was $11.8 million, or $0.74 per diluted share, compared to $5.9 million, or $0.40 per diluted share, in the second quarter of 2017.

President and Chief Executive Officer Martin K. Birmingham stated, “We generated excellent financial results in the quarter by continuing to execute our strategic initiatives to deliver strong incremental Company performance. Total loans grew 3.8% in the quarter with the largest gains in the commercial categories. Our focus on growing our residential mortgage production capabilities resulted in 2.5% growth in the residential loan portfolio in the quarter and 13.4% growth when compared to the second quarter of 2017. We continued to exercise expense discipline as illustrated by an efficiency ratio of 60.1% and reported improved returns on average assets and average equity in the quarter.

“We also continued to execute our strategy to diversify revenue with the second quarter acquisition of HNP Capital, a Rochester-based investment advisory firm. We are focused on the realization of cost synergies and development of a Company-wide wealth management platform as we integrate HNP Capital. Assets under management at the Company’s Courier Capital and HNP Capital subsidiaries now exceed $2 billion.”

Chief Financial Officer Kevin B. Klotzbach added, “The provision for loan losses in the quarter was very low because of a combination of factors which include lower historical charge-off experience, an increase in the collateral values supporting impaired loans and improved qualitative factors including the economy, the regulatory environment and favorable trends in nonaccrual and delinquent loans.

“Our disciplined credit culture has resulted in strong credit metrics as demonstrated by lower non-performing loans and lower charge-offs as compared to the first quarter of 2018 and second quarter of 2017.

“We continued to convert a portion of our marketable securities portfolio into loans in the second quarter. Our investment securities portfolio value decreased by $45.1 million, primarily as a result of maturities and payments received on municipal bonds and mortgage-backed securities.”

Second Quarter 2018 Highlights:

Diluted earnings per share of $0.74 was $0.34, or 85.0%, higher than the second quarter of 2017

Net interest income of $30.1 million was $2.7 million, or 9.7%, higher than the second quarter of 2017

Return on average common equity was 12.90%

Return on average tangible common equity was 16.27% (1)

Total assets, interest-earning assets and loans all reached record-high levels at quarter-end:

Total assets increased $38.9 million during the quarter, to $4.19 billion

Total interest-earning assets increased $65.8 million during the quarter, to $3.88 billion

Total loans increased $106.9 million during the quarter, to $2.90 billion

The quarterly cash dividend of $0.24 per common share represented a 2.93% annualized yield as of June 30, 2018, and a return of 32% of second quarter net income to common shareholders

Acquisition of HNP Capital, LLC

On June 1, 2018, the Company acquired HNP Capital, an SEC-registered investment advisory, wealth management and family office services firm based in the Rochester suburb of Pittsford, New York. HNP Capital offers investment management, retirement plan services, alternative investments, financial planning and family office services to more than 250 clients. HNP Capital will provide coverage of the Rochester MSA (metropolitan statistical area) and beyond to complement Courier Capital’s coverage of Buffalo and the western portion of the Company’s operating footprint. HNP Capital’s principals are expected to remain with the firm and manage their portfolios, which totaled approximately $344 million as of June 30, 2018.

Net Interest Income and Net Interest Margin

Net interest income was $30.1 million in the quarter, $457 thousand higher than the first quarter of 2018 and $2.7 million higher than the second quarter of 2017.

Average interest-earning assets for the quarter were $3.85 billion, $50.4 million higher than the first quarter of 2018 and $292.5 million higher than the second quarter of 2017. The primary driver of the increase was organic loan growth.

Second quarter 2018 net interest margin was 3.17%, two basis points lower than the first quarter of 2018 and one basis point lower than the second quarter of 2017. Net interest margin was negatively impacted by a flattening of the yield curve.

Noninterest Income

Noninterest income was $8.5 million in the quarter compared to $9.0 million in the first quarter of 2018 and $9.3 million in the second quarter of 2017.

Noninterest income in the second quarter of 2017 included a $1.2 million non-cash fair value adjustment of the contingent consideration liability related to the 2014 acquisition of SDN.

Investment advisory fees were $133 thousand higher than the first quarter of 2018 and $482 thousand higher than the second quarter of 2017. The increase compared to the first quarter of 2018 was primarily the result of the acquisition of HNP Capital. The increase compared to the second quarter of 2017 was primarily the result of the HNP Capital acquisition, the August 2017 acquisition of an investment advisor based in the Buffalo suburb of Williamsville, New York, and growth in assets under management at Courier Capital.

Insurance income was $381 thousand lower than the first quarter of 2018 and $115 thousand lower than the second quarter of 2017. The decrease compared to the second quarter of 2017 was primarily the result of non-renewals in one of the agency’s specialty lines of business. This negative impact was partially offset by new commercial business generated as a result of successful integration with the Bank. The decrease compared to the first quarter of 2018 was primarily the result of historic seasonality in this line of business combined with impact of non-renewals previously described.

Income from investments in limited partnerships was $445 thousand lower than the first quarter of 2018 and $12 thousand lower than the second quarter of 2017. The Company has made investments in limited partnerships, primarily small business investment companies, and accounts for these investments under the equity method. Income from these investments fluctuates based on the maturity and performance of the underlying investments.

Noninterest Expense

Noninterest expense was $23.4 million in the quarter compared to $24.1 million in the first quarter of 2018 and $23.9 million in the second quarter of 2017.

Noninterest expense in the second quarter of 2017 included a $1.6 million non-cash goodwill impairment charge related to the 2014 acquisition of SDN.

Salaries and employee benefits expense of $12.9 million was $558 thousand lower than the first quarter of 2018 and $885 thousand higher than the second quarter of 2017. The decrease from the prior quarter was primarily the result of approximately $1.0 million of non-recurring expenses recognized in the first quarter of 2018 related to senior management retirements at our insurance subsidiary, higher contingent incentive compensation related to our Courier Capital subsidiary as a result of an expected earnout payment, and the payment of one-time awards to employees not covered by certain incentive programs, partially offset by expense incurred in connection with our organic growth initiatives.

Occupancy and equipment expense of $4.2 million was $240 thousand lower than the first quarter of 2018 and $17 thousand lower than the second quarter of 2017. The decrease from the first quarter of 2018 was largely due to lower maintenance expense associated with snow removal.

Advertising and promotions expense of $721 thousand was $256 thousand lower than the first quarter of 2018 and $76 thousand higher than the second quarter of 2017. The decrease from the previous quarter was the result of expense incurred in the first quarter of 2018 related to the launch of the Five Star Bank brand campaign in February 2018.

Income Taxes

Income tax expense was $3.0 million in the second quarter of 2018 compared to $2.3 million in the first quarter of 2018 and $2.7 million in the second quarter of 2017. The effective tax rate was 19.7% in the second quarter of 2018 compared to 19.6% in the first quarter of 2018 and 30.5% in the second quarter of 2017. 2018 effective tax rates reflect lower federal corporate tax rates as a result of the Tax Cuts and Jobs Act (the “TCJ Act”).

Balance Sheet and Capital Management

Total assets were $4.19 billion at June 30, 2018, up $38.9 million from $4.15 billion at March 31, 2018, and up $299.8 million from $3.89 billion at June 30, 2017. The increases were largely the result of loan growth funded by deposit growth, short-term borrowings and net proceeds from a 2017 common equity offering. Between May and November of 2017, the Company sold 1.4 million shares of common stock through an at-the-market offering (“2017 Equity Offering”) generating approximately $40.0 million of gross proceeds and $38.3 million of net proceeds.

Total loans were $2.90 billion at June 30, 2018, up $106.9 million, or 3.8%, from March 31, 2018, and up $383.3 million, or 15.2%, from June 30, 2017.

Commercial business loans totaled $507.0 million, up $42.9 million, or 9.2%, from March 31, 2018, and up $108.7 million, or 27.3%, from June 30, 2017.

Commercial mortgage loans totaled $867.0 million, up $46.0 million, or 5.6%, from March 31, 2018, and up $143.0 million, or 19.7%, from June 30, 2017.

Residential real estate loans totaled $489.9 million, up $12.0 million, or 2.5%, from March 31, 2018, and up $57.9 million, or 13.4%, from June 30, 2017.

Consumer indirect loans totaled $906.2 million, up $8.1 million, or 0.9%, from March 31, 2018, and up $79.5 million, or 9.6%, from June 30, 2017.

Total deposits were $3.26 billion at June 30, 2018, a decrease of $117.8 million from March 31, 2018, and an increase of $129.7 million from June 30, 2017. The decrease from March 31, 2018, was primarily due to public deposit seasonality. The increase from June 30, 2017, was primarily the result of successful business development efforts in both municipal and retail banking. Public deposit balances represented 26% of total deposits at June 30, 2018, compared to 29% at March 31, 2018 and 27% at June 30, 2017.

Short-term borrowings were $472.8 million at June 30, 2018, $145.2 million higher than March 31, 2018, primarily due to the seasonality of municipal deposits, and $125.3 million higher than June 30, 2017, primarily as a result of loan growth.

Shareholders’ equity was $386.9 million at June 30, 2018, compared to $380.3 million at March 31, 2018, and $347.6 million at June 30, 2017. Common book value per share was $23.21 at June 30, 2018, an increase of $0.38 or 1.7% from $22.83 at March 31, 2018, and an increase of $1.37 or 6.3% from $21.84 at June 30, 2017. Changes in shareholders’ equity and common book value per share are attributable to net income less dividends paid plus proceeds from the 2017 Equity Offering, net of the change in unrealized gain (loss) on investment securities.

During the second quarter of 2018, the Company declared a common stock dividend of $0.24 per common share. The dividend returned 32% of second quarter net income to common shareholders.

Most of the Company’s regulatory capital ratios at June 30, 2018, were lower than the prior quarter and prior year, primarily a result of loan growth and higher asset levels:

Leverage Ratio was 8.10%, compared to 8.11% and 7.70% at March 31, 2018, and June 30, 2017, respectively.

Common Equity Tier 1 Capital Ratio was 9.82%, compared to 10.09% and 9.86% at March 31, 2018, and June 30, 2017, respectively.

Tier 1 Capital Ratio was 10.37%, compared to 10.65% and 10.48% at March 31, 2018, and June 30, 2017, respectively.

Total Risk-Based Capital Ratio was 12.66%, compared to 13.09% at March 31, 2018, and June 30, 2017. The decrease was driven by the transition of a portion of the marketable securities portfolio into loans.

Credit Quality

Non-performing loans were $9.7 million at June 30, 2018, compared to $10.7 million at March 31, 2018, and $12.6 million at June 30, 2017. The ratio of non-performing loans to total loans was 0.34% at June 30, 2018, compared to 0.38% at March 31, 2018, and 0.50% at June 30, 2017.

The provision for loan losses in the quarter was $40 thousand, compared to $2.9 million in the first quarter of 2018 and $3.8 million in the second quarter of 2017. The significant decrease in provision is the result of a combination of factors which include lower historical net charge-off experience, an increase in the collateral values supporting impaired loans, and improved qualitative factors which include but are not limited to: national and local economic trends and conditions, the regulatory environment and levels and trends in delinquent and non-accruing loans.

Net charge-offs were $1.7 million during the quarter, $348 thousand lower than the first quarter of 2018 and $75 thousand lower than the second quarter of 2017. The ratio of annualized net charge-offs to total average loans was 0.24% in the quarter, compared to 0.30% in the first quarter of 2018 and 0.29% in the second quarter of 2017.

The ratio of allowance for loan losses to total loans was 1.17% at June 30, 2018, 1.27% at March 31, 2018, and 1.32% at June 30, 2017.

The ratio of allowance for loan losses to non-performing loans was 349% at June 30, 2018, 332% at March 31, 2018, and 263% at June 30, 2017.

Conference Call

The Company will host an earnings conference call and audio webcast on July 27, 2018 at 9:00 a.m. Eastern Time. The call will be hosted by Martin K. Birmingham, President and Chief Executive Officer, and Kevin B. Klotzbach, Chief Financial Officer. The live webcast will be available in listen-only mode on the Company’s website at www.fiiwarsaw.com. Within the United States, listeners may also access the call by dialing 1-888-346-9290 and requesting the Financial Institutions, Inc. call. The webcast replay will be available on the Company’s website for at least 30 days.

About Financial Institutions, Inc.

Financial Institutions, Inc. provides diversified financial services through its subsidiaries Five Star Bank, SDN, Courier Capital and HNP Capital. Five Star Bank provides a wide range of consumer and commercial banking and lending services to individuals, municipalities and businesses through a network of more than 50 offices throughout Western and Central New York State. SDN provides a broad range of insurance services to personal and business clients across 45 states. Courier Capital and HNP Capital provide customized investment management, investment consulting and retirement plan services to individuals, businesses, institutions, foundations and retirement plans. Financial Institutions, Inc. and its subsidiaries employ approximately 700 individuals. The Company’s stock is listed on the NASDAQ Global Select Market under the symbol FISI. Additional information is available at www.fiiwarsaw.com.

Non-GAAP Financial Information

This news release contains disclosure regarding tangible assets, tangible common equity, tangible common equity to tangible assets, tangible common book value per share, average tangible assets, average tangible common equity and return on average tangible common equity, which are determined by methods other than in accordance with U.S. generally accepted accounting principles (“GAAP”). The Company believes that these non-GAAP measures are useful to our investors as measures of the strength of the Company’s capital and ability to generate earnings on tangible common equity invested by our shareholders. These non-GAAP measures provide supplemental information that may help investors to analyze our capital position without regard to the effects of intangible assets. Non-GAAP financial measures have inherent limitations and are not uniformly applied by issuers. Therefore, these non-GAAP financial measures should not be considered in isolation, or as a substitute for comparable measures prepared in accordance with GAAP. The comparable GAAP financial measures and reconciliation to the comparable GAAP financial measures can be found in Appendix A to this document.

Safe Harbor Statement

This press release may contain forward-looking statements as defined by Section 21E of the Securities Exchange Act of 1934, as amended that involve significant risks and uncertainties. In this context, forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “estimate,” “forecast,” “target,” “preliminary,” or “range.” Statements herein are based on certain assumptions and analyses by the Company and factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: the Company’s ability to implement its strategic plan, the Company’s ability to redeploy investment assets into loan assets, whether the Company experiences greater credit losses than expected, whether the Company experiences breaches of its, or third party, information systems, the attitudes and preferences of the Company’s customers, the Company’s ability to successfully integrate and profitably operate SDN, Courier Capital, HNP Capital and other acquisitions, the competitive environment, fluctuations in the fair value of securities in its investment portfolio, changes in the regulatory environment and the Company’s compliance with regulatory requirements, changes in interest rates, general economic and credit market conditions nationally and regionally. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in the Company’s Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and other documents filed with the SEC. Except as required by law, the Company undertakes no obligation to revise these statements following the date of this press release.

*****

For additional information contact:
Kevin B. Klotzbach	Shelly J. Doran
Chief Financial Officer & Treasurer	Director Investor & External Relations
Phone: 585.786.1130	Phone: 585.627.1362
Email: KBKlotzbach@five-starbank.com	Email: SJDoran@five-starbank.com

(1) See Appendix A — Reconciliation to Non-GAAP Financial Measures for the computation of this Non-GAAP measure.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands, except per share amounts)

	2018		2017
	June 30,	March 31,	December 31,	September 30,	June 30,

SELECTED BALANCE SHEET DATA:
Cash and cash equivalents	$89,094	$122,914	$99,195	$97,838	$84,537
Investment securities:
Available for sale	492,228	510,197	524,973	551,491	540,575
Held-to-maturity	474,803	501,905	516,466	538,332	533,471

Total investment securities	967,031	1,012,102	1,041,439	1,089,823	1,074,046
Loans held for sale	2,014	1,523	2,718	2,407	1,864
Loans:
Commercial business	507,021	464,139	450,326	419,415	398,343
Commercial mortgage	867,049	821,091	808,908	757,987	724,064
Residential real estate loans	489,940	477,935	465,283	446,044	432,053
Residential real estate lines	113,287	115,346	116,309	117,621	118,611
Consumer indirect	906,237	898,099	876,570	857,528	826,708
Other consumer	16,678	16,654	17,621	17,640	17,093

Total loans	2,900,212	2,793,264	2,735,017	2,616,235	2,516,872
Allowance for loan losses	33,955	35,594	34,672	34,347	33,159

Total loans, net	2,866,257	2,757,670	2,700,345	2,581,888	2,483,713
Total interest-earning assets	3,884,628	3,818,839	3,782,659	3,708,385	3,593,106
Goodwill and other intangible assets, net	79,188	74,415	74,703	74,997	73,477
Total assets	4,191,315	4,152,432	4,105,210	4,021,591	3,891,538
Deposits:
Noninterest-bearing demand	719,084	702,900	718,498	710,865	677,124
Interest-bearing demand	658,107	717,567	634,203	656,703	631,451
Savings and money market	1,012,972	1,052,270	1,005,317	1,050,487	999,125
Time deposits	872,004	907,272	852,156	863,453	824,786

Total deposits	3,262,167	3,380,009	3,210,174	3,281,508	3,132,486
Short-term borrowings	472,800	327,600	446,200	310,800	347,500
Long-term borrowings, net	39,167	39,149	39,131	39,114	39,096
Total interest-bearing liabilities	3,055,050	3,043,858	2,977,007	2,920,557	2,841,958
Shareholders’ equity	386,937	380,302	381,177	366,002	347,641
Common shareholders’ equity	369,608	362,973	363,848	348,668	330,301
Tangible common equity (1)	290,420	288,558	289,145	273,671	256,824
Unrealized gain (loss) on investment securities, net of tax	$(11,063)	$(8,503)	$(2,173)	$17	$(232)
Common shares outstanding	15,924	15,901	15,925	15,626	15,127
Treasury shares	132	155	131	136	137
CAPITAL RATIOS AND PER SHARE DATA:
Leverage ratio	8.10%	8.11%	8.13%	7.91%	7.70%
Common equity Tier 1 capital ratio	9.82%	10.09%	10.16%	10.09%	9.86%
Tier 1 capital ratio	10.37%	10.65%	10.74%	10.69%	10.48%
Total risk-based capital ratio	12.66%	13.09%	13.19%	13.24%	13.09%
Common equity to assets	8.82%	8.74%	8.86%	8.67%	8.49%
Tangible common equity to tangible assets (1)	7.06%	7.08%	7.17%	6.93%	6.73%
Common book value per share	$23.21	$22.83	$22.85	$22.31	$21.84
Tangible common book value per share (1)	$18.24	$18.15	$18.16	$17.51	$16.98
Stock price (Nasdaq: FISI):
High	$34.35	$33.00	$34.10	$31.15	$35.35
Low	$28.95	$29.50	$28.70	$25.65	$29.09
Close	$32.90	$29.60	$31.10	$28.80	$29.80

(1) See Appendix A – Reconciliation to Non-GAAP Financial Measures for the computation of this Non-GAAP measure.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands, except per share amounts)

	Six months ended		2018		2017
	June 30,		Second	First	Fourth	Third	Second
	2018	2017	Quarter	Quarter	Quarter	Quarter	Quarter
SELECTED INCOME STATEMENT DATA:
Interest income	$72,271	$61,947	$36,868	$35,403	$34,767	$33,396	$31,409
Interest expense	12,558	7,530	6,783	5,775	5,007	4,958	3,987

Net interest income	59,713	54,417	30,085	29,628	29,760	28,438	27,422
Provision for loan losses	2,989	6,613	40	2,949	3,946	2,802	3,832

Net interest income after provision
for loan losses	56,724	47,804	30,045	26,679	25,814	25,636	23,590

Noninterest income:
Service charges on deposits	3,441	3,585	1,703	1,738	1,905	1,901	1,840
Insurance income	2,417	2,564	1,018	1,399	1,214	1,488	1,133
ATM and debit card	2,952	2,785	1,531	1,421	1,491	1,445	1,456
Investment advisory	3,689	2,860	1,911	1,778	1,747	1,497	1,429
Company owned life insurance	893	918	443	450	414	449	473
Investments in limited partnerships	691	105	123	568	19	(14)	135
Loan servicing	318	243	203	115	91	105	123
Net gain on sale of loans held for sale	227	120	131	96	106	150	72
Net gain on investment securities	7	416	7	—	660	184	210
Net gain on derivative instruments	252	—	78	174	4	127	—
Net gain on other assets	12	4	9	3	12	21	6
Contingent consideration liability adjustment	—	1,200	—	—	—	—	1,200
Other	2,634	2,369	1,392	1,242	1,324	1,221	1,256

Total noninterest income	17,533	17,169	8,549	8,984	8,987	8,574	9,333

Noninterest expense:
Salaries and employee benefits	26,300	23,355	12,871	13,429	12,972	12,348	11,986
Occupancy and equipment	8,574	8,148	4,167	4,407	4,058	4,087	4,184
Professional services	1,779	2,072	896	883	854	1,157	1,057
Computer and data processing	2,593	2,483	1,358	1,235	1,244	1,208	1,312
Supplies and postage	1,060	1,004	548	512	507	492	467
FDIC assessments	988	926	480	508	451	440	469
Advertising and promotions	1,698	1,107	721	977	720	344	645
Amortization of intangibles	593	588	305	288	294	288	291
Goodwill impairment	—	1,575	—	—	—	—	1,575
Other	3,967	3,625	2,099	1,868	2,063	2,103	1,955

Total noninterest expense	47,552	44,883	23,445	24,107	23,163	22,467	23,941

Income before income taxes	26,705	20,090	15,149	11,556	11,638	11,743	8,982
Income tax expense	5,247	5,901	2,979	2,268	580	3,464	2,736

Net income	21,458	14,189	12,170	9,288	11,058	8,279	6,246

Preferred stock dividends	731	731	366	365	365	366	366

Net income available to common shareholders	$20,727	$13,458	$11,804	$8,923	$10,693	$7,913	$5,880

FINANCIAL RATIOS:
Earnings per share – basic	$1.30	$0.92	$0.74	$0.56	$0.68	$0.52	$0.40
Earnings per share – diluted	$1.30	$0.92	$0.74	$0.56	$0.68	$0.52	$0.40
Cash dividends declared on common stock	$0.48	$0.42	$0.24	$0.24	$0.22	$0.21	$0.21
Common dividend payout ratio	36.92%	45.65%	32.43%	42.86%	32.35%	40.38%	52.50%
Dividend yield (annualized)	2.94%	2.84%	2.93%	3.29%	2.81%	2.89%	2.83%
Return on average assets	1.05%	0.75%	1.18%	0.92%	1.09%	0.83%	0.65%
Return on average equity	11.31%	8.66%	12.70%	9.89%	11.72%	9.17%	7.44%
Return on average common equity	11.44%	8.67%	12.90%	9.95%	11.88%	9.21%	7.38%
Return on average tangible common equity (1)	14.41%	11.41%	16.27%	12.52%	15.03%	11.76%	9.65%
Efficiency ratio (2)	60.99%	61.66%	60.14%	61.85%	59.62%	59.75%	64.10%
Effective tax rate	19.6%	29.4%	19.7%	19.6%	5.0%	29.5%	30.5%

(1) See Appendix A – Reconciliation to Non-GAAP Financial Measures for the computation of this Non-GAAP measure.

(2) The efficiency ratio is calculated by dividing noninterest expense by net revenue, i.e., the sum of net interest income (fully taxable equivalent) and noninterest income before net gains on investment securities. This is a banking industry measure not required by GAAP.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)

(Amounts in thousands)

	Six months ended		2018		2017
	June 30,		Second	First	Fourth	Third	Second
	2018	2017	Quarter	Quarter	Quarter	Quarter	Quarter
SELECTED AVERAGE BALANCES:
Federal funds sold and interest-earning deposits	$332	$13,377	$-	$667	$1,693	$-	$16,639
Investment securities (1)	1,023,777	1,087,854	1,012,846	1,034,830	1,073,170	1,096,374	1,085,670
Loans:
Commercial business	467,225	374,715	481,045	453,250	429,831	405,308	385,938
Commercial mortgage	831,925	689,370	842,422	821,311	778,765	752,634	700,010
Residential real estate loans	477,130	429,993	483,577	470,612	455,641	438,436	430,237
Residential real estate lines	114,776	120,457	113,948	115,614	116,731	117,597	119,333
Consumer indirect	892,433	785,228	899,069	885,723	865,735	841,081	802,379
Other consumer	16,712	16,818	16,449	16,978	17,618	17,184	16,680

Total loans	2,800,201	2,416,581	2,836,510	2,763,488	2,664,321	2,572,240	2,454,577
Total interest-earning assets	3,824,310	3,517,812	3,849,356	3,798,985	3,739,184	3,668,614	3,556,886
Goodwill and other intangible assets, net	75,271	75,230	75,957	74,577	74,866	73,960	74,954
Total assets	4,114,839	3,801,059	4,142,735	4,086,633	4,028,063	3,951,002	3,847,137
Interest-bearing liabilities:
Interest-bearing demand	674,802	642,861	677,582	671,991	655,207	612,401	651,485
Savings and money market	1,022,554	1,042,748	1,032,425	1,012,574	1,051,367	998,769	1,054,997
Time deposits	881,863	742,254	906,271	857,184	863,770	855,371	762,874
Short-term borrowings	396,317	325,368	381,043	411,760	316,894	385,512	323,562
Long-term borrowings, net	39,147	39,076	39,156	39,138	39,121	39,103	39,085

Total interest-bearing liabilities	3,014,683	2,792,307	3,036,477	2,992,647	2,926,359	2,891,156	2,832,003
Noninterest-bearing demand deposits	693,648	658,063	699,112	688,123	703,560	679,303	658,926
Total deposits	3,272,867	3,085,926	3,315,390	3,229,872	3,273,904	3,145,844	3,128,282
Total liabilities	3,732,269	3,470,677	3,758,465	3,705,782	3,653,655	3,592,685	3,510,410
Shareholders’ equity	382,570	330,382	384,270	380,851	374,408	358,317	336,727
Common equity	365,242	313,042	366,942	363,523	357,079	340,981	319,387
Tangible common equity (2)	$289,971	$237,812	$290,985	$288,946	$282,213	$267,021	$244,433
Common shares outstanding:
Basic	15,898	14,572	15,906	15,890	15,749	15,268	14,664
Diluted	15,945	14,615	15,948	15,941	15,793	15,302	14,702
SELECTED AVERAGE YIELDS:
(Tax equivalent basis)
Investment securities	2.32%	2.47%	2.32%	2.32%	2.53%	2.45%	2.47%
Loans	4.39%	4.17%	4.43%	4.36%	4.29%	4.24%	4.16%
Total interest-earning assets	3.84%	3.63%	3.88%	3.80%	3.78%	3.71%	3.63%
Interest-bearing demand	0.13%	0.14%	0.13%	0.12%	0.14%	0.14%	0.14%
Savings and money market	0.22%	0.13%	0.26%	0.18%	0.16%	0.15%	0.14%
Time deposits	1.41%	0.98%	1.49%	1.33%	1.21%	1.15%	1.01%
Short-term borrowings	1.84%	0.97%	2.01%	1.68%	1.40%	1.29%	1.08%
Long-term borrowings, net	6.31%	6.32%	6.31%	6.31%	6.32%	6.32%	6.32%
Total interest-bearing liabilities	0.84%	0.54%	0.90%	0.78%	0.68%	0.68%	0.56%
Net interest rate spread	3.00%	3.09%	2.98%	3.02%	3.10%	3.03%	3.07%
Net interest rate margin	3.18%	3.20%	3.17%	3.19%	3.25%	3.17%	3.18%

(1) Includes investment securities at adjusted amortized cost.

(2) See Appendix A – Reconciliation to Non-GAAP Financial Measures for the computation of this Non-GAAP measure.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands)

	Six months ended		2018		2017
	June 30,		Second	First	Fourth	Third	Second
	2018	2017	Quarter	Quarter	Quarter	Quarter	Quarter
ASSET QUALITY DATA:
Allowance for Loan Losses
Beginning balance	$34,672	$30,934	$35,594	$34,672	$34,347	$33,159	$31,081
Net loan charge-offs (recoveries):
Commercial business	244	1,532	259	(15)	1,622	44	568
Commercial mortgage	(4)	(242)	(1)	(3)	(5)	(5)	(38)
Residential real estate loans	(103)	52	(53)	(50)	88	161	78
Residential real estate lines	86	(13)	(5)	91	40	19	(46)
Consumer indirect	2,981	2,840	1,317	1,664	1,636	1,244	1,082
Other consumer	502	219	162	340	240	151	110

Total net charge-offs	3,706	4,388	1,679	2,027	3,621	1,614	1,754
Provision for loan losses	2,989	6,613	40	2,949	3,946	2,802	3,832

Ending balance	$33,955	$33,159	$33,955	$35,594	$34,672	$34,347	$33,159

Net charge-offs (recoveries)
to average loans (annualized):
Commercial business	0.11%	0.82%	0.22%	-0.01%	1.50%	0.04%	0.59%
Commercial mortgage	-0.00%	-0.07%	-0.00%	-0.00%	-0.00%	-0.00%	-0.02%
Residential real estate loans	-0.04%	0.02%	-0.04%	-0.04%	0.08%	0.15%	0.07%
Residential real estate lines	0.15%	-0.02%	-0.02%	0.32%	0.14%	0.06%	-0.15%
Consumer indirect	0.67%	0.73%	0.59%	0.76%	0.75%	0.59%	0.54%
Other consumer	6.06%	2.63%	3.95%	8.12%	5.40%	3.49%	2.65%
Total loans	0.27%	0.37%	0.24%	0.30%	0.54%	0.25%	0.29%
Supplemental information (1)
Non-performing loans:
Commercial business	$4,026	$7,312	$4,026	$4,312	$5,344	$7,182	$7,312
Commercial mortgage	2,151	2,189	2,151	2,310	2,623	2,539	2,189
Residential real estate loans	2,138	1,579	2,138	2,224	2,252	1,263	1,579
Residential real estate lines	288	379	288	372	404	325	379
Consumer indirect	1,124	1,149	1,124	1,467	1,895	1,250	1,149
Other consumer	4	22	4	32	13	26	22

Total non-performing loans	9,731	12,630	9,731	10,717	12,531	12,585	12,630
Foreclosed assets	299	154	299	480	148	281	154

Total non-performing assets	$10,030	$12,784	$10,030	$11,197	$12,679	$12,866	$12,784

Total non-performing loans to total loans	0.34%	0.50%	0.34%	0.38%	0.46%	0.48%	0.50%
Total non-performing assets to total assets	0.24%	0.33%	0.24%	0.27%	0.31%	0.32%	0.33%
Allowance for loan losses to total loans	1.17%	1.32%	1.17%	1.27%	1.27%	1.31%	1.32%
Allowance for loan losses
to non-performing loans	349%	263%	349%	332%	277%	273%	263%

(1) At period end.

FINANCIAL INSTITUTIONS, INC.
Appendix A — Reconciliation to Non-GAAP Financial Measures (Unaudited)
(In thousands, except per share amounts)

	Six months ended		2018			2017
	June 30,		Second	First	Fourth	Third	Second
	2018	2017	Quarter	Quarter	Quarter	Quarter	Quarter
Ending tangible assets:
Total assets			$4,191,315	$4,152,432	$4,105,210	$4,021,591	$3,891,538
Less: Goodwill and other intangible assets, net			79,188	74,415	74,703	74,997	73,477

Tangible assets			$4,112,127	$4,078,017	$4,030,507	$3,946,594	$3,818,061

Ending tangible common equity:
Common shareholders’ equity			$369,608	$362,973	$363,848	$348,668	$330,301
Less: Goodwill and other intangible assets, net			79,188	74,415	74,703	74,997	73,477

Tangible common equity			$290,420	$288,558	$289,145	$273,671	$256,824

Tangible common equity to tangible assets (1)			7.06%	7.08%	7.17%	6.93%	6.73%
Common shares outstanding			15,924	15,901	15,925	15,626	15,127
Tangible common book value per
share (2)			$18.24	$18.15	$18.16	$17.51	$16.98
Average tangible assets:
Average assets	$4,114,839	$3,801,059	$4,142,735	$4,086,633	$4,028,063	$3,951,002	$3,847,137
Less: Average goodwill and other intangible assets, net	75,271	75,230	75,957	74,577	74,866	73,960	74,954

Average tangible assets	$4,039,568	$3,725,829	$4,066,778	$4,012,056	$3,953,197	$3,877,042	$3,772,183

Average tangible common equity:
Average common equity	$365,242	$313,042	$366,942	$363,523	$357,079	$340,981	$319,387
Less: Average goodwill and other intangible assets, net	75,271	75,230	75,957	74,577	74,866	73,960	74,954

Average tangible common equity	$289,971	$237,812	$290,985	$288,946	$282,213	$267,021	$244,433

Net income available to
common shareholders	$20,727	$13,458	$11,804	$8,923	$10,693	$7,913	$5,880
Return on average tangible common equity (3)	14.41%	11.41%	16.27%	12.52%	15.03%	11.76%	9.65%

(1) Tangible common equity divided by tangible assets.

(2) Tangible common equity divided by common shares outstanding.

(3) Net income available to common shareholders (annualized) divided by average tangible common equity.